Exhibit 3(i).2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

NORTH JERSEY COMMUNITY BANCORP, INC.

To:	Division of Revenue
State of New Jersey

In accordance with the provisions of Section 14A:9-2(4) and Section 14A:9-4(3) of the New Jersey Business Corporation Act, the undersigned Corporation executes the following Certificate of Amendment to the Certificate of Incorporation:

1. The name of the Corporation is North Jersey Community Bancorp, Inc.

2. Article I of the Certificate of Incorporation is deleted in its entirety and replaced as follows:

The name of the Corporation is ConnectOne Bancorp, Inc.

3. This Amendment to the Certificate of Incorporation was duly adopted by the shareholders of the Corporation on the 26th day of November 2012.

4. The total number of shares entitled to vote on this Amendment to the Certificate of Incorporation is 3,155,000.

5. The number of shares voting for and against such Amendment to the Certificate of Incorporation are as follows:

Article	Number of Shares Voting For the Amendment	Number of Shares Voting Against the Amendment	Number of Shares Abstaining
I	1,852,408	24,317	5,000

IN WITNESS WHEREOF, I, the Executive Vice President and Chief Operations Officer of the Corporation, have signed this Certificate of Amendment to the Certificate of Incorporation on the 26th day of November, 2012.

NORTH JERSEY COMMUNITY BANCORP, INC.

By:	/s/ Laura Criscione
Name:	Laura Criscione
Title:	Executive Vice President &
Chief Operations Officer

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